Exhibit 10.10

Lease between Paz-Gal Transport for Industry Ltd. and Bitstream Israel Ltd. dated January 23, 2011

Translated from the Hebrew

Version for signature

Unprotected Tenancy Rental Agreement

Drafted and signed in Caesarea, this 23rd day of the month of January in the year 2011

Between:	Paz-Gal Transport for Industry Ltd. Company No. 510808926 of 20 Alon Tabor Street, Caesarea
	(hereinafter: the “Company” and/or the “Lessor”)	Of the First Part

And:	Bitstream Israel Ltd., Company No. 514447861 Represented by its Director, Mr. Pinhas Romik of 5 Hadas Street, Or Akiva
	(hereinafter: the “Lessee” / the “Lessees”)	Of the Second Part

Whereas	the Lessor is the holder of rights of ownership in a three-story building which is located in the Caesarea Industrial Park, at 20 Alon Tabor Street, which is known as part of Parcel 13 in Bloc 10661 (hereinafter: the “Building”);

And whereas	the Building includes, inter alia, an area of 600 square meters (gross) (including an agreed relative share of the public areas) on the first floor, southeast wing, as set forth and marked in the diagram which is attached to this Agreement and marked as Appendix A (hereinafter: the “Premises”), which is in the exclusive possession of the Lessor;

And whereas	the Lessor wishes to rent the Premises to the Lessee, and the Lessee wishes to rent the Premises from the Lessor, all for the purpose, for the period and pursuant to the terms set forth below:

Now therefore the Parties have stipulated and agreed as follows:

1.	Preamble, Appendices, interpretation and definitions

1.1	The Preamble and the Appendices to this Agreement constitute an integral part hereof.

1.2	The section headings are intended for reference only and shall not be used in the interpretation of this Agreement.

1.3	Definitions:

Translated from the Hebrew

In this Agreement, each of the following terms shall have the meaning which is listed next to it:

1.3.1	The “Index” – the Consumer Price Index, which is published by the Central Bureau of Statistics, or the same Index if published by another official entity or institution which shall replace it, including any official index which shall replace it, whether or not it is constructed on the basis of the same data. Should another index replace it, the ratio between it and the replaced index shall be determined by the Central Bureau of Statistics.

1.3.2	“Base Index” – the index which is known on April 15, 2011.

1.3.3	“New Index” – the last index which is known on the date on which any payment or calculation, as relevant, is made.

1.3.4	“Linkage Differentials” – the amount which is obtained by multiplying the relevant amount by the difference between the New Index and the Base Index, divided by the Base Index.

2.	Declarations and undertakings by the Parties

2.1	The Lessor hereby declares and undertakes vis-à-vis the Lessee as follows:

2.1.1	That it is the holder of the exclusive right to rent out the Premises, and that there is no impediment which precludes it from doing so, and that it hereby rents the Premises to the Lessee and the Lessee hereby rents the Premises from it by way of unprotected tenancy, pursuant to the terms of this Agreement.

2.2.2	The Lessor declares and confirms that to the best of his knowledge, the Premises contain no hidden flaw, and that the Premises may be used for the Purpose of the Rental, as that term is defined in Section 5 below, and that neither the Lessor nor the Premises is subject to any contractual or legal impediment whatsoever with regard to the rental of the Premises pursuant to the terms of this Agreement. The Lessor further declares that no activity which materially detracts from the Purpose of the Rental shall be performed in the Building.

2.2	The Lessee hereby declares and undertakes as follows:

Translated from the Hebrew

2.2.1	That it has examined the diagram which is attached as Appendix A to this Agreement, and the Premises, and has found them to be in good and proper condition and appropriate for its purposes.

2.2.2	That it hereby rents the Premises from the Lessor for the period and pursuant to the terms set forth in this Agreement.

3.	Non-applicability of the Tenant Protection Law

3.1	The Parties hereby expressly agree and declare that the Tenant Protection Law (Combined Version), 5732-1972, and any regulations which have been or shall be enacted pursuant thereto, or any other law which shall replace the aforesaid law, shall not apply to the rental which is created pursuant to this Agreement, and that the rental which constitutes the object of this Agreement is not a protected tenancy rental, and the Lessee shall not be considered as a protected tenant, and accordingly, the Lessee shall be required to vacate the Premises at the end of the Rental Period and to return them to the Lessor, free and clear of any person or object.

3.2	The Lessee hereby expressly declares that it has not paid and shall not pay any amount whatsoever to the Lessor as “key money” or as participation in the construction investments, and that it shall not become a protected tenant according to law, and it further undertakes not to claim that the Tenant Protection Law (Combined Version), 5732-1972, applies to the rental which constitutes the object of this Agreement.

3.3	Without derogating from the generality of that set forth above, even should the Lessee implement any additions, modifications or renovations of the Premises pursuant to the terms of this Agreement, the work in question shall be performed solely and exclusively for the special needs of the Lessee, and accordingly, the performance of the work in question shall not grant the Lessee any right whatsoever in the Premises, including the right to claim the applicability of the laws of tenant protection to the rental which constitutes the object of this Agreement.

4.	The Rental Period

4.1	The Rental Period which constitutes the object of this Agreement shall be 36 months, starting on April 15, 2011, and ending on April 14, 2014 (hereinafter: the “Rental Period”).

4.2

Subject to the fulfillment of all of the Lessee’s obligations pursuant to this Agreement, the Lessee shall be given an option to extend the rental by 36 additional months (hereinafter: the “Additional Rental Period”), which shall begin on the

Translated from the Hebrew

expiry date of the Rental Period, provided that the Lessee shall have given notice in advance and in writing, not less than 120 days before the expiry of the Rental Period, of its wish to exercise the option, and shall have complied with the terms set forth in this Agreement, including consent to pay the rent for the Additional Rental Period as set forth in Section 6.7 of this Agreement.

4.3	Should the Lessee have given notice, as set forth above, of its wish to continue to rent the Premises for an Additional Rental Period, all of the provisions of this Agreement shall apply, mutatis mutandis, including the changes set forth in detail in Section 6.7 below, which concerns the rent for the Additional Rental Period.

4.4	The Parties to this Agreement agree that should the Lessee desire to terminate the rental prior to the expiry of the Rental Period, it shall be entitled to do so, provided that it shall find, at its own expense, an alternative lessee, who shall be prepared to rent the Premises at the same price and pursuant to the terms of this Agreement, and who shall be acceptable to the Lessor.

4.5	The Lessee shall be entitled to introduce a subletting lessee into the Premises, provided that said subletting lessee shall be acceptable to the Lessor, and provided that said subletting lessee shall sign a Subletting Agreement, which secures the rights of the Lessor, including the provision of sureties as the Lessor shall require.

4.6	The Lessor’s consent as set forth in Sections 4.4 and 4.5 above shall not be withheld other than for reasonable cause.

5.	The purpose of the Rental

5.1	Without imposing upon the Lessor any liability whatsoever, it is hereby clarified that the Premises are being rented for the purpose of conducting the Lessee’s business in the field of software development and/or for any other legal purpose which does not run counter to the provisions of the Urban Building Plan that applies to the Premises, and for that purpose only.

5.2	The Lessee hereby undertakes not to use, and not to allow the use of, the Premises or any part thereof for any purpose whatsoever, other than the purpose which is set forth in Section 5.1 above.

6.	The Rent

6.1	The Lessee shall pay the Lessor, throughout the Rental Period, monthly rent in the amount of NIS 55 per square meter, and in total, NIS 33,000 plus Value Added Tax per month (hereinafter: the “Rent”).

Translated from the Hebrew

6.2	Linkage Differentials shall be added to the Rent, insofar as the New Index exceeds the Base Index. It is hereby clarified that a negative Index or a decrease in the Index shall not give rise to any reduction in the Rent.

6.3	The Rent shall be paid every six months in advance, at the beginning of each half of the Rental Period. The Rent for the first six months of rental shall be paid on the occasion of signature of the Agreement; the second payment shall be made on October 15, 2011; and subsequent payments shall be made on April 15 and October 15 of each year.

6.4	In addition to all of the payments of the Rent, the Lessee shall pay the Lessor Value Added Tax at the rates which shall apply under law on the date on which each and every payment is made, against a Tax Invoice, which shall be issued by the Lessor as required by law against the receipt of the payment, not more than seven days after the payment is made.

6.5	The Lessee shall be liable for the entire payment of the Rent for the Premises for the entire Rental Period, even if it shall not use the Premises for any reason whatsoever, unless the Agreement has been terminated by common consent of the Parties, or by the Lessee, pursuant to the provisions of this Agreement.

6.6	With respect to any arrears whatsoever, for reasons which are imputable to the Lessee pursuant to this Section, in excess of seven business days, the Lessee shall pay the Lessor arrears interest at the rate and pursuant to the terms that are equivalent to the interest charged by Bank Leumi for excessive overdraft in loan accounts in New Israeli Shekels during the relevant period, plus Linkage Differentials, provided that the Lessor shall have given immediate notice to the Lessee with regard to the arrears.

6.7	The Rent for the Additional Rental Period, in case of exercise of the option by the Lessee, shall be raised by 10%, plus the Linkage Differentials to the Index.

Should the Lessee wish to split the Additional Rental Period into two periods of 18 months each, then with respect to the first Option Period, the Rent shall be raised by 10%, and with respect to the Second Option Period, the Rent shall be raised by 15%.

7.	The completion of the Premises – The installation work on the Premises

7.1	The Premises shall be delivered to the Lessee on April 15, 2011, being then completed and fit for habitation, including air conditioning, approved and operating elevators, wired telephone sockets at every workstation, and preparation consisting exclusively of conduits and drawing wires for computer communications.

Translated from the Hebrew

7.2	The Lessor undertakes to allow the Lessee to perform adaptation work for its own purposes pursuant to this Agreement, at the same time as and subject to the work which is being performed in the Building by the Lessor and/or anyone on its behalf, in compliance with the schedule for the performance of the work by the Lessor, and subject to the instructions of the supervisor on behalf of the Lessor and/or the Lessor’s representative.

The Lessee, for its part, undertakes that upon being granted the possibility of entry for the performance of the adaptation work as set forth above, it shall carry out the work on a continuous basis, with the proper degree of diligence and at a reasonable speed, according to the reasonable timetable that shall be determined by the supervisor on behalf of the Lessor and/or the Lessor’s representative in the Building, and shall complete the work on the date to be determined by the Lessor’s representative, in a reasonable manner and in accordance with the scope of the work. The Lessee undertakes to maintain cleanliness and to remove all of the debris that is generated by its work into the dumpster at the end of each working day.

7.3	The Lessor hereby undertakes to deliver the Premises to the Lessee and its final state, in accordance with the detailed plan in Appendix B, subject to the fulfillment of the undertakings by the Parties pursuant to that set forth in this Agreement.

To preclude all doubt, it is hereby clarified that the interior decorator’s fee shall be at the expense of the Lessee. The Lessor recommends that the architectural planning should be carried out by the architect Uri Malka.

7.4	The Lessee shall be responsible for performing, under its responsibility and at its expense, at the same time as the work that is being performed by the Lessor, pursuant to Appendix B, the work that is incumbent upon it, which is set forth below: computer communications, telephone exchange (except for the telephone infrastructures (wiring up to the exchange), which shall be prepared by the Lessor), and furnishings.

7.5	The Lessee, itself and at its own expense, shall handle the obtaining of a license for the operation of its business in the Premises. It is further agreed that the Lessee, itself and at its own expense, shall approach Bezeq in order to obtain telephone lines in the Premises according to its needs, and shall use the appropriate infrastructure which the Lessor shall prepare for this purpose in the Building.

7.6

The Lessee shall be liable for any loss and/or damage that shall be caused to the preparation and adaptation work that is performed by it in the Premises, as the result of any action or omissions by the Lessee, and shall be liable under the laws of torts to

Translated from the Hebrew

any third party whatsoever, including the Lessor and the Building, as well as to the employees who shall be employed by the Lessee in the performance of the preparation work.

7.7	The finish of the Premises shall be similar to the finish of the premises which were rented to Augma Ltd.

8.	The use and preservation of the Premises

8.1	The Lessee undertakes to possess and use the Premises in a prudent and reasonable manner, to ensure that throughout the entire duration of the Rental Period, the Premises shall be in proper condition (subject to reasonable wear), and to refrain from causing damage or malfunctions to the Premises or to any of its installations or defacing any part of the Premises.

Should the Lessee fail to act as set forth above, within 14 days of the date on which the first demand is issued for it to do so, the Lessor shall be entitled, but not obligated, to perform any repair that shall be required, at the expense of the Lessee, provided that the Lessor shall have notified the Lessee, in advance and in writing, of its intention to do so. That set forth above does not apply with regard to urgent repairs, which the Lessor shall be entitled to perform immediately upon realizing that the Lessee is not performing them.

8.2	Subject to that set forth in Section 8.1 above, the Lessor undertakes to repair, at its own expense and without delay, any malfunction that results from reasonable wear that shall occur in the water, electrical power, sewerage and air conditioning systems in the Premises and in the public areas. The Lessee undertakes, throughout the entire Rental Period, to handle, at its own expense and under its own responsibility, all matters related to keeping the Premises in good and proper condition on an ongoing basis, including the taking of measures toward the repair of any malfunction and/or failure and/or other problem which shall occur in the Premises and/or in any of its facilities, with the exception of malfunctions that result from reasonable wear and/or natural disasters and/or force majeure, and/or which are related to the construction of the Premises or its systems – which shall be repaired by the Lessor. In addition, the Lessor undertakes, throughout the entire duration of the Rental Period, to handle and look after, at its own expense, all matters involved in the cleaning and ongoing maintenance of the public areas in the Building.

To preclude all doubt, it is hereby clarified that the Lessee shall be responsible for the ongoing maintenance of the air conditioning system, including cleaning the filters and replenishing the gas.

Translated from the Hebrew

8.3	The Lessee undertakes not to make any changes to the Premises without having obtained the consent of the Lessor thereto, in advance and in writing.

It is hereby agreed that all of the improvements and renovations, if any, which the Lessee shall have introduced and are in the nature of fixtures, including the ceilings, the floor, the lighting, the air conditioning, the electrical system, and the like, shall remain in the Premises upon the vacation thereof, with no cost to the Lessor – unless the Lessor shall have demanded that the Lessee removed them and restore the status quo. The Lessee is entitled, upon the conclusion of the Rental Period, to take away the furniture, renovations, improvements and installations that it brought or performed and that are not connected to the structure.

8.4	The Lessee undertakes to conduct its business in accordance with the provisions of any applicable law and in complete compliance with the instructions by the Caesarea Industrial Park, including with regard to the hours of operation of the Lessee’s business in the Premises, and to indemnify the Lessor with respect to any claim, expenditure or damage that it shall incur as a result of a breach of this undertaking by the Lessee, as shall be determined in a peremptory Court judgment.

Notwithstanding any other provision of this Agreement, it is hereby expressly declared, stipulated and agreed that the Lessor is not responsible, and shall not be responsible in any way whatsoever, for obtaining a license or permit for conducting the Lessee’s business in the Premises, from the standpoint of the competent authorities, including the Caesarea Development Company, the Regional Committee and/or the Licensing Authority. The Lessee hereby declares that this subject is exclusively its own affair, under its responsibility and at its own expense, and that it shall have no contention and/or demand and/or claim vis-à-vis the Lessor in that regard, including no demand to be reimbursed for the Rent or to be released from his duties pursuant to this Agreement, and including any case in which an indictment is filed against it or an administrative or judiciary closure order is issued against the business, so as to prevent it from conducting its business in the Premises. It is hereby clarified that that set forth in this Section does not and shall not derogate from the declarations by the Lessor in Section 2 of this Agreement.

8.5	The Lessee undertakes not to cause nuisances under any law to the neighbors in the Building in which the Premises are located and in the adjacent buildings, and to indemnify the Lessor for any damage and/or expense and/or penalty and/or compensation that the Lessor shall be charged to pay in a peremptory Court judgment or a demand by a competent authority, with respect to the manner in which the Lessee uses the Premises and conducts its business therein.

Translated from the Hebrew

The Lessee’s undertaking to indemnification, in this Agreement, is contingent upon the requirement that the Lessor shall give the Lessee advance notice of any action and/or procedure that shall be filed against the Lessor, along with all of the relevant documents, and shall give the Lessee the possibility and the right to defend itself against them, and shall cooperate with the Lessee insofar as necessary for conducting the procedures in the action. In addition, the Lessor undertakes not to enter into negotiations or any settlement process and/or to sign any undertaking whatsoever vis-à-vis a third party in the context of such an action, without having obtained the consent of the Lessee thereto, in advance and in writing.

8.6	The Lessee hereby undertakes to allow the Lessor and/or its employees and/or its agents and/or his representatives to enter the Premises, following advance notice and coordination, and with as little disturbance as possible of the Lessee’s use of the Premises, for the purpose of performing maintenance work in the Premises and/or in the Building and/or showing the Premises to potential lessees and/or potential buyers.

8.7	The Lessee undertakes, for the purpose of access to the Premises, to use only the access roads that shall be determined by the Lessor, to park passenger and transport vehicles in the places intended for that purpose, and not to use any vehicle, whether motor or other, in such a way as to damage the access roads to the Building, and to comply, itself and/or through its employees, with all of the instructions that shall be issued by the Lessor in the context of access to the Premises and their environs.

8.8	The Lessee shall be entitled to post a sign, of the form and in the location which shall be determined, pursuant and subject to having obtained approval in advance from the Lessor, provided that it shall hold a permit issued under any law for the posting of the aforesaid sign, and that it shall bear all of the expenses, fees and payments which are involved in the installation, operation and maintenance of the signage. The installation of the signage, including the size, shape and precise location thereof, shall be determined in coordination with the Lessor and with its approval.

8.9	The Lessee shall be entitled to park its vehicles in the parking spaces that are intended for that purpose in the parking lot, on a “first-come, first-served” basis.

9.	Payment of taxes, permits, licenses and management fees

9.1	The Lessee shall pay the Lessor, starting on the date of receipt of possession, with respect to participation in the expenses for maintenance of the shared areas, the amount of NIS 7 per square meter per month [NIS 4,200 per month], linked to the Index (this amount is included in the Rent).

Translated from the Hebrew

9.2	The Lessee shall pay the Lessor, starting on the date of receipt of possession and up to the end of the Rental Period, the payments for the Caesarea Development Company with respect to management fees and service fees, as well as other municipal imposts which are imposed and/or shall be imposed in the future upon the Premises and/or the use thereof, with the exception of taxes and imposts which by their nature apply to the owner of the Premises and shall be borne by the Lessor.

9.2	The Lessee undertakes to pay the Lessor all of the payments with respect to the consumption of electrical power in the Premises no later than 7 business days after having received from the Lessor the bill for electrical power consumption. The calculation of the consumption shall be performed by means of a separate meter which shall be installed by the Lessor for the Premises, plus 5%.

The sureties as set forth in Section 15 below shall also serve as sureties for payment for electrical power consumption in the Premises and payment of the bill plus Linkage Differentials and interest as set forth in Section 6.6 above.

10.	The area of the Premises

10.1	It is hereby agreed that the gross area of the Premises (see the attached diagram) for the purposes of any calculation which is required by this Agreement, is 600 square meters.

10.2	To preclude all doubt, it is hereby clarified that all of the provisions of the Agreement shall apply to the entire area of the Premises, which is updated pursuant to the provisions of this Section.

11.	Insurance

11.1	Without derogating from the Lessee’s liability under any law and/or pursuant to that set forth in this Contract, the Lessee undertakes, prior to the starting date of the Rental Period, to take out and to maintain at its own expense the insurance policies that are set forth in this Section (hereinafter: the “Lessee’s Insurance Policies”), to ensure that the Lessor’s name also appears as a beneficiary in the Insurance Policies, and to ensure that the Insurance Policies remain in force throughout the entire duration of the Rental Period. The Lessee’s Insurance Policies shall be drawn up by an insurance company registered in Israel, either for the entire duration of the Rental Period or on an annual basis. Should the Insurance Policies be drawn up on an annual basis, the Lessee undertakes to renew them before the expiry of the period of the insurance that is about to expire, and to provide the Lessor with a certificate attesting to the renewal thereof.

Translated from the Hebrew

The Lessee undertakes to provide the Lessor with a certificate attesting to the drawing up of the Insurance Policies set forth below, signed by the insurer who drew up the Insurance Policies in question. The Lessee hereby agrees that drawing up the Lessee’s Insurance Policies is a precondition for delivery of possession and/or performance of any work therein, if the aforesaid certificate has not been provided in a timely manner.

The Lessee’s Insurance Policies shall include the following insurance policies:

11.1.1	Property insurance for the Premises, which shall cover the Lessee as follows:

11.1.1.1	Modification, renovation and additions to the Premises which were made by the Lessee in the Premises.

11.1.1.2	The contents of the Premises of any type and kind whatsoever, including equipment, furnishings, fittings, machines, inventory and any other property that is to be found in the Premises, which is owned by the Lessee or under its responsibility.

This insurance policy shall be drawn up with a reinstatement value against “extended fire” risks and shall include coverage of loss or damage as a result of the risks of fire, explosion, riots, strikes and malicious damage, damage by water and other liquids, impact damage, aircraft, burglary damage, and earthquakes and natural disasters, pursuant to terms that shall be customary for insurance companies in Israel at the time of drawing up the policy, to the Lessor’s satisfaction.

11.1.2

A third-party liability insurance policy with respect to liability that results from damage or harm to the person or property of any human being or any legal entity whatsoever, and without derogating from the generality of that set forth above, also harm or damage to the Lessor, the managing company, their employees and anyone entering the Building as a result of the Lessee’s activity in the Premises, with a limited liability which shall not be less than NIS 2 million per event and in total for the coverage period. In this insurance policy, any limitation with regard to liability due to and at the time of explosion, panic, lifting, loading and unloading instruments, sanitary facilities, poisoning, anything harmful in food or beverages, strikes and lockouts, weakening of the foundations or supports of any structure whatsoever, and any claims by the National Insurance Institute shall be canceled. The insurance under this policy shall be extended to include the Lessor in the

Translated from the Hebrew

name of the insured, with respect to their liability for any action or omission by the Lessee, and shall be subject to a cross-liability clause; nonetheless, it is hereby expressly declared that the property of the Lessor and the managing company shall be considered as third-party property for the purposes of this insurance policy.

11.1.3	An employers’ liability insurance policy with respect to the Lessee’s liability vis-à-vis all of its employees. In this insurance policy, any limitation with regard to liability for work high above ground or below ground, working hours, liability vis-à-vis contractors or subcontractors and their employees, and for the employment of youth shall be canceled. This insurance policy shall be drawn up with a limited liability that shall not be less than NIS 1,000,000 per employee per event.

The coverage shall be expanded to apply to the Lessor and/or the managing company in the name of the insured, should they be considered as the employer of all or part of the Lessee’s employees.

11.1.4	Should adaptation work on the Premises be performed for the purposes of the Lessee, a “construction work insurance policy” or a “contracting work insurance policy” shall be drawn up by the Lessee in the context of any work that is performed on the Premises by the Lessee or any person or entity on its behalf, and in the context of investment in the Premises, including modifications and supplements to the structure, installation of systems, equipment, production lines and machines of any kind, which shall be used in the Lessee’s business within the structure of the Premises. This contracting or construction work insurance policy shall be drawn up at the full value of the work in the Lessee’s name and similarly for contractors and subcontractors operating in the structure on its behalf; the Lessor and the managing company (should the managing company have been established) shall be added thereto, and it shall cover the following chapters of the policy:

Chapter A: all-risk construction or contracting insurance, as is relevant, to insure all of the work that shall be performed by the Lessee at the full value thereof, including coverage with regard to adjacent property and property that is being worked on.

Chapter B: third-party liability insurance with respect to liability that results from damage or harm to the person or property of any human being (including any legal entity) that resulted from the work performed by the Lessee on the Premises, subject to the limit of liability and pursuant to the terms set forth

Translated from the Hebrew

with regard to the third-party insurance policy in Section 11.1.2 above. The coverage under this chapter shall be subject to a cross-liability clause. It is hereby expressly declared that the property of the Lessor shall be considered as third-party property for the purposes of this insurance policy.

Chapter C: employers’ liability insurance with respect to liability vis-à-vis all persons employed in the work performed by the Lessee, with the limits of liability and pursuant to the terms set forth with regard to the employers’ insurance policy in Section 11.1.3 above.

11.2	The insurance policies that are described in Section 11.1 above shall include:

11.2.1	A term that specifies a waiver of any right of subrogation vis-à-vis the Lessor, and any person and/or entity operating on their behalf, and all of the remaining lessees in the Building with respect to any damage caused by them, provided that this waiver of the right of subrogation shall not be valid with regard to any person who causes any damage whatsoever out of malicious intent.

The waiver with regard to other lessees shall be enforced provided that each insurance policy that was issued separately for each of the other lessees in the Building shall include a parallel clause with regard to the waiver of the right of subrogation vis-à-vis the Lessee.

Without derogating from the generality of that set forth above, the Lessee declares and undertakes that it shall have no contention and/or claim and/or demand vis-à-vis the Lessor and/or other lessees in the mall with respect to any damage whatsoever, for which it is entitled to indemnification pursuant to the policies, and it hereby exempts the Lessor and/or the Managing Company and/or any other lessee in the Building from any liability for damage as set forth above. The waiver vis-à-vis other lessees shall be enforced only with regard to lessees who are included in the rental agreement or in any other agreement which confers upon them any right in the Building, a parallel clause concerning a waiver as set forth above vis-à-vis all of the lessees.

11.2.2

A condition pursuant to which these insurance policies shall have priority over any insurance policy that shall be or has been taken out by the Lessor and/or the managing company, and that the insurer waives any demand with regard to participation by the insurance policies held by the Lessor and/or the managing company in settling claims that are covered under this policy. The policies shall include a clause pursuant to which the insurer shall undertake

Translated from the Hebrew

that the coverage in the policy shall not be restricted or canceled throughout the duration of the Rental Period without having given the Lessor appropriate notice to that effect in writing, at least seven days in advance.

11.3	Should any work still be in progress on the structure of the Premises at the time when the Lessee enters the Premises, the Lessee undertakes to notify the insurance company that drew up the insurance policy – as set forth in Sections 11.1.1 through 11.1.4 above – that the structure is still in the process of construction, and to provide the insurance company with any information with regard to the completion of the work in the Building which, in its opinion, can contribute to the evaluation of the risk by the insurance company.

11.4	The Lessee undertakes to comply with the terms of the policies, including the payment of the premiums that are required of it, in full and in a timely manner.

11.5	The Lessee hereby declares that it hereby exempts the Lessor and/or the other lessees in the structure (provided that the insurance policies that are drawn up by said other lessees include a parallel clause with regard to exemption of the Lessee from liability) from all liability for damage for which it is entitled to indemnification, or would have been entitled to indemnification but did not receive it due to the deductible that is specified in the insurance policy that was taken out in its name.

11.6	The detailed listing of the insurance policies that are required of the Lessee pursuant to the terms of this Contract shall not be considered as an examination of the Lessee’s insurance needs, and said detailed listing shall not impose any liability whatsoever on the Lessor or the managing company with regard to the appropriateness of the insurance policies to the Lessee’s needs. The Lessee alone shall be responsible for the aforesaid examination and for the purchase of any additional policy which, in its opinion, is required for the conduct of its business. Should the Lessee have purchased any additional insurance policy, it shall include a clause with regard to a waiver of any right of subrogation vis-à-vis the Lessor or the Managing Company or any person and/or entity operating on their behalf.

11.7

The Lessor and any person or entity operating in its name or on its behalf shall not be liable, in any way whatsoever, for any damage or harm that shall be caused to the Lessee or to its property or for any bodily harm and/or loss and/or property damage of any type and kind whatsoever which shall be caused to the Lessee and/or its employees and/or its employers and/or its agents and/or its clients and/or its visitors and/or to any other person who shall be present in the Premises or in another area possessed by the Lessee, with the permission of the Lessor, unless the damage in

Translated from the Hebrew

question was caused through the malicious action or gross negligence of the Lessor or the Managing Company or their employees and/or anyone on their behalf.

11.8	The Lessor and/or its employees and/or anyone acting in their name or on their behalf shall not be liable, in any way whatsoever, for any damage or harm that shall be caused to the Lessee as a result of entry into the Premises by the Lessor or the Managing Company or their representative, in order to carry out any of the purposes which are mentioned in this Agreement, unless the damage in question was caused through the gross negligence of the Lessor or the Managing Company or their employees or anyone on their behalf.

12.	Vacation

12.1	Upon the expiry of the Rental Period pursuant to this Agreement, the Lessee undertakes to return the Premises to the Lessor, whereby the Premises shall then be whitewashed, thoroughly cleaned, free and clear of any person or object, in the same proper state of maintenance in which the Lessee received it, except for reasonable wear.

The Lessee undertakes to remove from the Premises the mobile internal equipment that it installed in the Premises, unless otherwise agreed with the Lessor, and undertakes to repair all of the damage that shall be caused as a result of the removal as set forth above.

12.2	Any delay in the return of the Premises to the Lessor shall require the Lessee, in addition to the other remedies under law and pursuant to this Contract, and in addition to the Rent, to pay a penalty in the amount of NIS 3,500 for each day of delay in vacating the Premises, provided that the Lessor shall have given immediate notice to the Lessee with regard to the payment in arrears.

The amount set forth above shall be considered as pre-estimated liquidated damages, and shall constitute a fixed amount of money that shall entitle the Lessor to file an action in summary procedures with respect thereto. That set forth above does not and shall not detract from the Lessor’s right to select, in addition, any other means available to it under any law and/or pursuant to the provisions of this Agreement.

13.	Breaches

13.1

The Parties hereby declare that Sections 4, 5, 6, 9, 11, 12, 14 of this Agreement are basic and fundamental terms of this Agreement, and a breach of any of the provisions of the aforesaid sections shall constitute a fundamental breach of the provisions of this Agreement. Such a breach shall entitle the upholding Party to rescind this

Translated from the Hebrew

Agreement, without derogating from its right to receive other and/or additional remedies and/or relief with respect to the breach and/or cancellation of the Agreement, after having given the other Party at least 10 business days’ advance warning in writing, and provided that the breach shall not have been remedied during that period.

13.2	Without derogating from the generality of that set forth above, should the Lessee be late in making, or not have made, the payments pursuant to this Agreement or any part thereof in full and in a timely manner, and should the Lessor as a result have exercised its right to rescind the Agreement, the Lessee shall pay the Lessor pre-estimated liquidated damages to the extent of the damage evaluated in advance by the Parties, with no need to prove any damage whatsoever. The amount of the pre-estimated liquidated damages shall be twice the amount that the Lessee did not pay, or was late in paying, up to the date of rescission of this Agreement, or NIS 3,500 for each day of arrears, whichever is higher.

13.3	In addition to all that set forth above, should the Lessee be late in making, or not have made, the payments pursuant to this Agreement or any part thereof in full and in a timely manner, the Lessor shall be entitled, even if it did not rescind the Agreement, after having given warning seven days in advance, to cut off the supply of electrical power and water to the Premises.

14.	Sureties

14.1	As at the date of signature of this Agreement, the Lessee shall provide the Lessor with the following surety:

An autonomous bank guarantee in the amount of NIS 200,448, which represents an amount equivalent to six months of Rent (including Value Added Tax, not including management fees).

This guarantee shall remain with the Lessor until 30 days have elapsed following the expiry of the Rental Period. This surety shall constitute a prerequisite for the receipt of possession of the Premises and shall be retained by the Lessor to secure the upholding of all of the Lessee’s obligations pursuant to this Agreement, in full and in a timely manner.

14.2

During the period when the surety is in the Lessor’s possession, the Lessor shall be entitled to forfeit, from the surety, the amounts of damage that it has incurred due to the Lessee’s failure to comply with its undertakings and/or amounts which the Lessee should have paid to the Lessor and/or any third party pursuant to the provisions of this Agreement, provided that the Lessor shall have given the Lessee seven business

Translated from the Hebrew

days’ advance notice in writing of its intent to do so, with a detailed listing of the damage and/or the cause for forfeiture, and provided that the Lessee shall not have repaired the damage or mended the breach during that period of time.

14.3	The surety as set forth above shall be returned to the Lessee, should it have been exercised or should any forfeiture or offset thereof, in whole or in part, have been made previously, only 60 days after the expiry date of the Rental Period, after the Lessor has ascertained, to its satisfaction, that all of the Lessee’s undertakings pursuant to this Agreement have been fulfilled, including and especially the undertakings with regard to and/or resulting from and/or related to the termination of the Rental Period and all matters involved therein.

15.	General

15.1	It is hereby agreed that the Lessor shall be entitled to transfer its rights in the Premises, provided that the Lessee’s rights in the Premises shall not be prejudiced or restricted thereby.

15.2	The Lessee hereby undertakes not to endorse and/or to assign its rights pursuant to the Agreement, in whole or in part, to another or others, in any way whatsoever, and not to deliver or transfer the Premises or any part thereof to another or others in any way whatsoever, and not to rent out the Premises or any part thereof by way of subletting other than subject to that set forth above with regard to obtaining the Lessor’s consent in advance and in writing, which shall not be withheld other than for reasonable cause.

15.3	That set forth in this Agreement and the Appendices hereto covers everything which has been agreed by and between the Parties, and no other agreement, whether in writing or verbal, shall have any validity whatsoever. Any modification and/or amendment of this Agreement shall be made only by way of an explicit written document, signed by the Parties to this Contract.

15.4	The consent of a Party to this Agreement to deviate from the terms hereof in a specific case or in a series of cases shall not constitute precedent and shall not be used for the deduction of an analogy to any other case in the future.

15.5	Should a Party to this Agreement not have made use, or have delayed in making use, of any of the rights which are conferred upon it pursuant hereto, in a specific case or in a series of cases, that shall not be deemed to constitute a waiver of any of that Party’s rights.

Translated from the Hebrew

15.6	Any notice or warning that shall be sent by one Party to the other in the context of this Agreement shall be sent by registered postal mail, unless otherwise stated, in accordance with the addresses of the Parties as they are set forth in the Preamble to this Agreement (or any other address of which appropriate notice shall be given in writing), and the notice or warning as set forth above shall be deemed to have been delivered to its addressee upon the expiry of 72 hours after having been handed in at a post office for dispatch.

In witness whereof the Parties have affixed their signatures:

The Lessor	The Lessee